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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE


                            ARKANSAS BEST CORPORATION
                              ANNOUNCES THE SALE OF
                         CLIPPER EXXPRESS' LTL DIVISION


         (Fort Smith, Arkansas, December 2, 2003) -- Arkansas Best Corporation (Nasdaq: ABFS) announced today that its subsidiary, Clipper Exxpress Company has reached an agreement to sell all customer and vendor lists related to Clipper's LTL freight business to Hercules Forwarding Inc. of Vernon, California for $2.6 million in cash. The planned closing date for this transaction is December 31, 2003. Through the first nine months of 2003, the revenues generated by Clipper's LTL division were $26.7 million.

         Certain details related to the sale and costs associated with Clipper's departure from the LTL business will be finalized at or near closing. As a result, the final earnings impact of this transaction has not been determined. However, the impact is not expected to be material.

         Upon the completion of the sale, Arkansas Best will continue to own Clipper Exxpress and Clipper Controlled Logistics which will maintain their businesses in the full load intermodal, brokerage and temperature-controlled segments. Through the first nine months of 2003, the revenues generated by Clipper's remaining businesses were $68.8 million.

         Arkansas Best Corporation, headquartered in Fort Smith, AR, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of LTL general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services, utilizing rail and over-the-road transportation.



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         THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995: Statements contained in this press release that are not based on historical facts are "forward-looking statements." Terms such as "estimate," "forecast," "expect," "predict," "plan," "anticipate," "believe," "intend," "should," "would," "scheduled," and similar expressions and the negatives of such terms are intended to identify forward-looking statements.
Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best's subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission ("SEC") public filings.


         Contact: Mr. David E. Loeffler, Vice President, Chief Financial Officer and Treasurer

           Telephone: (479) 785-6157

           Mr. David Humphrey, Director of Investor Relations

           Telephone: (479) 785-6200


                                 END OF RELEASE